SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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H. J. Heinz Company

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*      *      *

H.J. Heinz Company sent the following letter and editorial to certain of its shareholders. Heinz has not received the consent of the author or the publication to use the news article as proxy solicitation material.
H.J. Heinz Company
World Headquarters
600 Grant Street
Pittsburgh, Pennsylvania 15219
August 2, 2006
DEAR FELLOW SHAREHOLDER:
The H.J. Heinz Company is reaching out to our shareholders in unprecedented ways in this year’s proxy contest to share with you the Company’s good results and accelerating momentum, which are producing increasing shareholder value.
We listen to our shareholders and want to keep you informed of pertinent developments. For this reason, many of our Pittsburgh-based employees are volunteering their time to call you and set the record straight on Heinz’s performance.
Attached is a recent editorial from the Pittsburgh Post-Gazette, which summarizes what is at stake in this contest, not just for Pittsburgh, but for all Heinz shareholders.
Please remember that to support a strong, independent and prospering Heinz, the WHITE card is the RIGHT card.
Yours truly,

William R. Johnson
Chairman, President and CEO
H.J. Heinz Company

FRIDAY, JULY 21, 2006
Ketchup war
Pittsburgh has a big stake in the Heinz outcome
     When titans fight, other creatures can only look on or take cover — but that is not an option for those who care about Pittsburgh. If the law of the corporate jungle dictates, this city and region could be the big loser. It is time to pick sides.
     The H.J. Heinz Co. is the side we choose in the proxy battle now joined — and we hope investors everywhere will make the same choice.
     ●
     There’s nothing sanguine in the fact that an activist investor outfit called The Trian Group, led by billionaire Nelson Peltz, is seeking to replace five of Heinz’s 12 directors with its own slate of nominees. Each side has mailed proxies to the more than 200,000 shareholders who will decide the issue, and intensive lobbying is proceeding.
     The Trian Group owns 5.5 percent of Heinz shares and has been highly critical of Heinz management. It is on record as saying that the “company can do better and that more aggressive steps are called for in the interest of all shareholders.” Well, maybe — and that’s a big maybe.
     Unfortunately, corporate raiders are full of talk and their aggression has often turned out to be another word for destruction. America is littered with the wreckage of great brandname companies and the lasting benefit to their shareholders is not always obvious.
     Pittsburgh knows this firsthand — we have seen the Gulfs and the Rockwells leave town and take a piece of the city’s pride with them. It’s not clear what will happen if The Trian Group installs its directors, but nobody sensible would bet on a happy outcome.
     We are the first to admit that our position in this fight reflects a concern for the continuing well-being of Pittsburgh. H.J. Heinz Co. has been a presence in this city since 1869. It is not only an important employer, but a valued and responsible corporate citizen.
     Heinz’s famous footprint extends around the world but it rests profoundly on the city of its founding. It can be seen clearly at the old North Side plant, now owned by Del Monte but still sporting the “57” on its smokestacks. It rises to greet the world in the name of the stadium where the Steelers play. It is represented by the spirit of its 1,200 local employees and approximately 10,000 retirees in the region.
     Not for a moment do we expect institutional investors, who are 70 percent of the shareholders, to be a sentimental bunch. They can be expected to have no loyalty except to the bottom line.
     Fair enough, but we hope they consider the news this week that Heinz has experienced strong sales and growth in U.S. consumer products, which together with success overseas, are helping to drive earnings per share for the first quarter above analysts’ expectations. We hope that they will take time to consider the alarming concerns raised by Heinz management about the record of some of the The Trian Group’s nominees, including Mr. Peltz.
     The best antidote to investor concerns came yesterday: Heinz announced that five of its directors attended an investors’ forum and delivered a letter from the board pledging greater management accountability and improvements in corporate governance, including a commitment to add up to two independent directors to the board and to hold regular meetings with key shareholders.
     ●
     Absent some settlement, the day of reckoning is Heinz’s annual meeting Aug. 16. For investors with a Pittsburgh or indeed Pennsylvania connection, it is to be hoped that hometown loyalty will be weighed with other considerations — among them the old wise adage that “if it ain’t broke don’t fix it.”
     That is something that the strictly bottomline brigade should consider, too. The Trian Group’s ambitions are advanced with all the subtlety of a wrecking ball. Either for love or money, the sensible choice is to let Heinz’s directors continue to run Heinz.

All content © PITTSBURGH POST-GAZETTE. Reprinted with permission.

H.J. Heinz Company issued the following press release on August 2, 2006.
“The Good Food Company”
FOR RELEASE UPON RECEIPT
Heinz Welcomes Proxy Governance Recommendation to Keep the Current Board Virtually
Intact but Rejects Proposal to Add One Trian Nominee
PITTSBURGH, August 2, 2006 — The H.J. Heinz Company (NYSE:HNZ) today said it welcomes Proxy Governance’s conclusion that, “there is a clear risk of a badly divided and dysfunctional board should the entire dissident slate be elected and noted that Proxy Governance is recommending that ‘shareholders keep the current Heinz Board essentially intact,’” and it stated that “the Company is not underperforming relative to its peer group.”
Heinz strongly rejects the recommendation to support one Trian nominee because using the Trian gold card to vote for even one of Trian’s nominees precludes a shareholder from voting for any of the five contested strong and independent Heinz Directors and carries the risk that all five of Trian’s hand-picked nominees could be elected.
Heinz notes that Proxy Governance’s support for a “greater measure of accountability” on the Board will be provided by Heinz’s agreement to add two truly independent directors. Mr. Peltz fails to meet Heinz’s standards for independence and good governance.
Heinz finds it ironic and contradictory that Proxy Governance would recommend Nelson Peltz as a “watchdog,” considering the fact that Proxy Governance said previously that Mr. Peltz’s average three-year compensation at Triarc Companies, where he serves as chairman and CEO was 396 percent above the median paid to CEOs at peer companies. Proxy Governance said on June 5 that executive pay practices at Triarc were “excessive,” and recommended that Triarc shareholders withhold votes for all directors on Triarc’s compensation committee.
Heinz urges its shareholders to re-elect all 12 members of its strong, independent and highly-qualified Board of Directors by voting the WHITE card.
# # #
SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors,

 2
many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:
•	sales, earnings, and volume growth,

•	general economic, political, and industry conditions,

•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

•	the ability to identify and anticipate and respond through innovation to consumer trends,

•	the need for product recalls,

•	the ability to maintain favorable supplier relationships,

•	currency valuations and interest rate fluctuations,

•	change in credit ratings,

•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

•	the ability to successfully complete cost reduction programs,

•	the results of shareholder proposals,

•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

•	the ability to effectively integrate acquired businesses, new product and packaging innovations,

•	product mix,

•	the effectiveness of advertising, marketing, and promotional programs,

•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,

•	supply chain efficiency,

•	cash flow initiatives,

•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,

•	the success of tax planning strategies,

•	the possibility of increased pension expense and contributions and other people-related costs,

•	the possibility of an impairment in Heinz’s investments, and

•	other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as

 3
it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s Internet Web site at www.heinz.com or by writing to H.J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s Schedule 14A filed with the Securities and Exchange Commission on July 18, 2006.
ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day(TM),” is one of the world’s leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034

H.J. Heinz Company issued the following press release on August 2, 2006.
“The Good Food Company”
FOR RELEASE UPON RECEIPT
Heinz Believes Trian Misled Shareholders at ISS Forum on July 31
PITTSBURGH, August 2, 2006 — The H.J. Heinz Company (NYSE:HNZ) today detailed at least ten inaccurate statements made by Trian at the ISS forum on July 31, 2006, as they seek a controlling position on the Heinz Board.
1) Trian States...
“We want to invest in good companies where management hasn’t gotten it right on the income statement.”
The Facts Are...
•	Triarc, run by Messrs. Peltz, May, and Garden has suffered cumulative net losses of $51.2 million during the past four years:

•	Triarc Net Income (Loss):
•	2005 — ($55.6 million)

•	2004 — $13.9 million

•	2003 — ($10.8 million)

•	2002 — $1.3 million
•	During the same four year period, Heinz generated cumulative net income of $2.76 billion (Source: Triarc SEC Filings)
2) Trian States...
"[Heinz] management’s inability to properly manage, support, and grow the company’s brands...”
The Facts Are...
•	As highlighted in Advertising Age, July 2006, the American Consumer Satisfaction Index rated Heinz #1 (ahead of all companies) for the sixth straight year with a record score of 91, the highest score ever recorded

•	Each of Heinz’s Top Ten Brands has grown during the last three years

•	Since 1998, Heinz Ketchup market share in the U.S. has grown ten percentage points, to an all-time high of 60 percent (Source: AC Nielsen)
3) Trian States...
“We know that management had a plan of $30 million in restructuring savings as of September ‘05”
The Facts Are...
As stated by Heinz in September 2005, this was an example of a single G&A cost savings project from the elimination of Heinz’s European Headquarters, only one small component of our global cost savings plan (Source: Heinz September 2005 Investor Presentation)

4) Trian States...
“What happened at Weight Watchers is the brand and business ran into a little headwind. The company watched it for a little while, it didn’t improve and they sold it.”
The Facts Are...
•	Heinz bought the Weight Watchers classroom business in 1978, for $71 million

•	Classroom business lost $8.4 million in 1994 and was turned around in late 90’s to all-time high profitability in 1999

•	Heinz sold it for $735 million (10x EBITDA) in 1999, a ten-fold return on the original investment

•	Classroom business was non-core and diluted focus from higher margin brands

•	Heinz retained a royalty-free license for the Smart Ones and core Weight Watchers brands for its core food business, which now account for over $500 million in sales and together represent its second largest brand (Source: Company filings)
5) Trian States...
“Bill Johnson’s compensation including restricted shares, and stock options, has continued to go up...”
The Facts Are...
•	Bill Johnson’s compensation went down sequentially in ‘05 and ‘06.

•	Bill Johnson’s 2006 total compensation is down over 26% versus 2004 (Source: Heinz Proxy Statements)
6) Trian States...
“Trian Partners today has amongst the most sophisticated investors in the world in our funds.”
The Facts Are...
The SEC filing by the Trian hedge funds is a spider’s web of interlocking, anonymous names such as Trian Offshore c/o Goldman Sachs (Cayman) Trust, Trian Partners Parallel Fund II, Trian SPV, Castlerigg, CMI of Netherlands Antilles, SAMC, CIL, CIHL & Sandell Asset Management. Who are these investors?
7) Trian States...
“The compensation at Triarc is strictly pay for performance...”
The Facts Are...
•	Triarc LOST a cumulative $51.2 million between 2002 and 2005, while executive compensation INCREASED by a compound annual rate of over 58 percent

•	Triarc LOST $55 million in 2005 and their top-six executives were PAID over $63 million; Mr. Peltz alone made over $29 million

•	Triarc made $13.9 million in 2004 and their top-six executives were PAID over $32 million

•	Triarc LOST $11 million in 2003 and their top-six executives were PAID nearly $11 million

•	Triarc made a mere $1.3 million in 2002 and their top-four executives were PAID nearly $16 million

•	Over the last five years Mr. Peltz received total salary and bonuses of $35.8 million, which represented 2,900 percent of Triarc’s Net Income

•	If over the same five year period, Mr. Johnson had received a similar percentage of Heinz’s Net Income as salary and bonus he would have been paid over $105,000,000,000 (Source: Proxy Statements and SEC Filings)
8) Trian States...
“Sold [Hain] stock when at a low and the stock has been up 30 percent to 40 percent since...”
The Facts Are...
Heinz sold its position in Hain on December 20, 2005 for $20 per share. Hain closed trading on July 31, 2006 at $21.02 per share. (Source: Yahoo! Finance)
9) Trian States...
“Earth’s Best, probably the best organic brand out there, clearly #1 in organic baby food.”
The Facts Are...
Earth’s Best had a 1.1 percent market share of the U.S. Infant Food market in 2001; in 2005 the market share was still only 1.5 percent (Source: IRI)
10) Trian States...
”...[Heinz] states that when it comes to [Triarc’s] lawsuits, they’re extraordinary, but [Heinz’s] are in the normal course. I think that’s disingenuous.”
The Facts Are...
No Heinz Director has been publicly censured by the London Stock Exchange, as were Messrs. Peltz and May. There is no moral equivalency. Unlike Messrs. Peltz and May, no Heinz Director has had to reach into his or her pocket to make any payments to settle shareholder lawsuits filed against them.
The London Evening Standard on July 30, 2006 reminded us that British investors have not forgotten the damage caused by Peltz and May in Britain:
“In late 1990, Peltz and May sold half their stake to the Gordon Getty family trust at 100p-a-share. But the company was just about to issue a dire set of results. It was soon forced to launch a rescue rights issue, selling new shares to investors to prop itself up. The issue was priced at just 25p a share and Mountleigh’s share price dived.
In the City, shareholders were enraged and Mountleigh’s adviser, NM Rothschild, refused to work on the issue. Peltz was censured by the London Stock Exchange and, after London investors sued, he settled for an undisclosed amount.
By 1992 Mountleigh had collapsed owing £147 million to bondholders and £400 million to banks led by Barclays and Citicorp.”
In addition, Nelson Peltz in his closing remarks at ISS tries to claim credit for the five recent corporate governance changes announced by Heinz. In fact, these changes resulted from discussions with institutional shareholders such as Calpers who have a sincere commitment to best practices in corporate governance. Finally, we believe the improved Heinz share price owes more to completion of Heinz’s transformation, strong business momentum and the subsequent increase in the earnings consensus estimate by security analysts than to Trian’s actions.
# # #
SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:
•	sales, earnings, and volume growth,

•	general economic, political, and industry conditions,

•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

•	the ability to identify and anticipate and respond through innovation to consumer trends,

•	the need for product recalls,

•	the ability to maintain favorable supplier relationships,

•	currency valuations and interest rate fluctuations,

•	change in credit ratings,

•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

•	the ability to successfully complete cost reduction programs,

•	the results of shareholder proposals,

•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

•	the ability to effectively integrate acquired businesses, new product and packaging innovations,

•	product mix,

•	the effectiveness of advertising, marketing, and promotional programs,

•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,

•	supply chain efficiency,

•	cash flow initiatives,

•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,

•	the success of tax planning strategies,

•	the possibility of increased pension expense and contributions and other people-related costs,

•	the possibility of an impairment in Heinz’s investments, and

•	other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s Internet Web site at www.heinz.com or by writing to H.J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s Schedule 14A filed with the Securities and Exchange Commission on July 18, 2006.
ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day(TM),” is one of the world’s leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.
Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034